EXHIBIT 21.1

SUBSIDIARIES OF
22nd Century Group, Inc.

State of
NAME	formation

22nd Century Limited, LLC	Delaware
Goodrich Tobacco Company, LLC	Delaware
Hercules Pharmaceuticals, LLC	Delaware